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                                                               EXHIBIT 6

SALOMON SMITH BARNEY
--------------------

                                                           212-816-6000

                           A Member of TravelersGroup

                                                               February 28, 1998

Board of Directors
First Alert, Inc.
3901 Liberty Street Road
Aurora, Illinois 60504-8122

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share (the "Company Common Stock"), of First Alert, Inc. (the "Company") of the consideration to be received by such holders in the proposed acquisition of the Company by Sunbeam Corporation ("Acquiror") pursuant to the Agreement and Plan of Merger, dated as of February 28, 1998 (the "Agreement"), by and among the Company, Acquiror and Sentinel Acquisition Corp., a wholly owned subsidiary of Acquiror ("Acquisition Corp.").

         As more specifically set forth in the Agreement, Acquisition Corp. will commence a tender offer (the "Proposed Tender Offer") to purchase all of the outstanding shares of Company Common Stock for a price of $5.25 per share in cash (the "Offer Price"). Following consummation of the Proposed Tender Offer, Acquisition Corp. will be merged with and into the Company (the "Proposed Merger" and, together with the Proposed Tender Offer, the "Proposed Transaction") and each then outstanding share of Company Common Stock (other than shares held by Acquiror, Acquisition Corp. or any of their subsidiaries or shares as to which appraisal rights have been properly exercised under applicable law) will be converted in the Proposed Merger into the right to receive, in cash, the Offer Price (or such higher price as may be paid for each share of Company Common Stock in the Proposed Tender Offer). We understand that certain holders of Company Common Stock have agreed to surrender to Acquiror any amount received upon a sale of shares of Company Common Stock in excess of the Offer Price.

         In connection with rendering our opinion, we have reviewed and analyzed material bearing upon the financial and operating condition and prospects of the Company including, among other things, the following: (i) a draft version of the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1996 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, respectively; (iii) certain other internal information,


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Board of Directors
First Alert, Inc.
3901 Liberty Street Road
Aurora, Illinois 60504-8122
Page 2

primarily financial in nature (including projections, forecasts and analyses prepared by or on behalf of the Company's management), concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company to discuss the foregoing as well as other matters we believe relevant to our inquiry.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information and have further relied upon the assurances of members of management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. We have not conducted a physical inspection of any of the properties or facilities of the Company, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities, nor have we been furnished with any such evaluations or appraisals. With respect to projections, we have, upon the advice and consent of management of the Company, assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company's management as to the future financial performance of the Company and we express no view with respect to such projections or the assumptions on which they were based. We have also assumed that the definitive Agreement will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the draft of such document we have reviewed and that the Proposed Acquisition will be consummated in a timely manner and in accordance with the terms of the Agreement.

         In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company; and



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Board of Directors
First Alert, Inc.
3901 Liberty Street Road
Aurora, Illinois 60504-8122
Page 3

(iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the Proposed Transaction and does not address the Company's underlying business decision to effect the Proposed Transaction or constitute a recommendation to any holder of Company Common Stock as to whether such holder should tender shares of the Company Common Stock in the Proposed Tender Offer or as to how such holder should vote with respect to the Proposed Merger, if such a vote is taken.

         As you are aware, Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as "Salomon Smith Barney"), are acting as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for their services, a substantial portion of which is contingent upon consummation of the Proposed Transaction. In addition, in the ordinary course of our business, Salomon Smith Barney may actively trade the debt and equity securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may have other business relationships with the Company or Acquiror.

         This opinion is intended solely for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney.

         Based upon and subject to the foregoing, we are of the opinion as investment bankers that the consideration to be received by the holders of the Company Common Stock in the Proposed Transaction is fair, from a financial point of view, to such holders.

                                                Very truly yours,

                                                /s/ SALOMON SMITH BARNEY

                                                SALOMON SMITH BARNEY